Exhibit 99.1

Vonage Holdings Corp. Announces Agreement in Principle to Settle IPO Litigation

Holmdel, NJ, June 17, 2009 – Vonage Holdings Corp. today announced that it has reached an agreement in principle to settle litigation against the Company brought on behalf of a class of shareholders relating to the Company’s initial public offering, In re Vonage Initial Public Offering Securities Litigation, Civ. A. No. 07-cv-177 (D.N.J.). The settlement includes a release and dismissal of all stockholder claims against the Company and its individual directors and officers who were named as defendants. It is still subject to final documentation and Court approval. The settlement will be funded by Vonage’s liability insurance under the Company’s D&O policy. As a result, the Company will incur no additional litigation settlement costs other than nominal administrative fees and expenses.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy and Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

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